EXHIBIT 99.1

ATLAS AIR WORLDWIDE HOLDINGS ANNOUNCES
MANAGEMENT CHANGES

March 6, 2003, Purchase, N.Y...Atlas Air Worldwide Holdings today announced it has replaced chief executive officer Richard Shuyler with John Blue, who served as the President of Atlas Air, Inc. from the Company's inception in 1992 through 1995, and who is currently a Director of the Company. Blue will serve as CEO on an interim basis; a search for a new CEO has begun. Shuyler had been CEO of both Atlas Air, Inc. and Atlas Air Worldwide Holdings since the death of the Company's founder in January 2001. Shuyler has also resigned as Director of the Company and its subsidiaries.

In addition, Jeffrey H. Erickson, who has been serving as acting President of Atlas Air Worldwide Holdings, has become President of the holding company and has joined the Company’s Board of Directors.

The Company also announced, effective today, the departure of the following senior officers; Thomas G. Scott, senior vice president and general counsel; Fred L. deLeeuw, senior vice president of strategic planning; and Stanley G. Wraight, senior vice president of marketing and commercial strategy. John W. Dietrich, currently deputy general counsel, will become acting general counsel. Wake Smith will assume responsibility for strategic planning. Atlas Air’s sales and marketing department will continue to be led by Robert van de Weg; Polar Air Cargo’s sales and marketing department will continue to be led by Ron Lane.

“This leadership change is an extremely difficult measure to take, but it is necessary at this time,” Erickson said. “Rick Shuyler led Atlas through the most challenging chapter of the Company's history, taking over the leadership of the Company in early 2001, just as the U.S. economy was heading into the worst recession the aviation industry has ever seen. We wish him the best in his future endeavors.”

Atlas Air Worldwide Holdings, Inc. (“the Company”) is the parent company of Atlas Air, Inc. and of Polar Air Cargo, Inc. Atlas Air offers its customers a complete line of freighter services, specializing in ACMI (Aircraft, Crew, Maintenance, and Insurance) contracts, utilizing its fleet of B747 aircraft. Polar’s fleet of Boeing 747 freighter aircraft specializes in time-definite, cost-effective, airport-to-airport scheduled airfreight service.

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